EXHIBIT 5
                               EXHIBIT 23(b)


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[LETTERHEAD OF THE WINTHROP, STIMSON, PUTNAM & ROBERTS]



                             November 10, 1994




Smith Corona Corporation
65 Locust Avenue
New Canaan, CT  06840


Re:  Smith Corona Corporation - Registration Statement on
     Form S-8 (the "Registration Statement") of the Smith Corona
     Corporation 1990 Stock Option Plan (the "Plan")

Ladies and Gentlemen:

In connection with the proposed issuance of up to 3,000,000 shares of the common stock, par value $.01 per share (the "Shares"), of Smith Corona Corporation (the "Company") for purchase pursuant to options granted under the Plan and with respect to which the Registration Statement has been prepared for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), we have examined such corporate records, other documents and questions of law as we considered necessary for the purpose of this opinion.

We are of the opinion that when:

     (a) there shall have been compliance with the applicable provisions of the 1933 Act and of State securities or blue sky laws;

     (b) the Company's Board of Directors shall have duly authorized the issuance of the Shares; and

     (c) the Shares shall have been duly issued and paid for (in an amount not less than $.01 par value thereof);

the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in Item
5 of the Registration Statement, and any amendments thereto, filed in connection with the Plan.




Very truly yours,
/s/ G. William Sisley
G. William Sisley